                                                                   EXHIBIT 10.15

                     FOURTH AMENDMENT TO SUBLEASE AGREEMENT

         THIS FOURTH AMENDMENT TO SUBLEASE AGREEMENT ("Amendment") is entered into, and dated for reference purposes, as of November 30, 2002 by and between GENELABS TECHNOLOGIES, INC. (hereinafter referred to as "Sublessor") and GENITOPE CORPORATION (hereinafter referred to as "Sublessee"), and is a fourth amendment to the Sublease Agreement between the Sublessor and Sublessee dated as of June 22, 1997 (the "Sublease"), with reference to the following facts:

                                    RECITALS

         A. Sublessor and Sublessee entered into the Sublease for approximately 5,168 square feet of office and R&D space expiring on June 14, 2000.

         B. Sublessor and Sublessee entered into a certain "First Amendment to Sublease Agreement" in October of 1999 extending the term of the Sublease to expire on December 31, 2000.

         C. Sublessor and Sublessee entered into a certain "Second Amendment to Sublease Agreement" as of April 1, 2000 extending the term of the Sublease to expire on May 31, 2001.

         D. Sublessor and Sublessee entered into a certain "Third Amendment to Sublease Agreement" as of September 1, 2000 extending the term of the Sublease to expire on November 30, 2002.

         E. Sublessor and Sublessee now desire to modify and amend the Sublease to provide for an extension of the term.

         NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Sublessor and Sublessee agree that the Sublease shall be and is hereby amended as of November 1, 2002 as follows:

         1. EXTENSION OF TERM. To extend the Term of said Sublease with an expiration date of November 30, 2006, unless sooner terminated pursuant to the Sublease or the Master Lease.

         2. RENT. The amount of monthly base rent due and payable by Sublessee for the Premises shall he as follows:

       PERIOD                              MONTHLY AMOUNT             MONTHLY RATE/SF
       ------                              --------------             ---------------
12/01/2002-11/30/2003                        $10,852.80                   $ 2.10
12/01/2003-11/30/2004                        $11,178.38                   $2.163
12/01/2004-11/30/2005                        $11,514.30                   $2.228
12/01/2005-11/30/2006                        $11,860.56                   $2.295

         3. DEFINITIONS; OTHER TERMS. Unless otherwise set forth in this Amendment, all capitalized terms shall have the meanings set forth in the Sublease. Except as otherwise set forth herein, all other terms and conditions of the Sublease and Master Lease will remain the same.

                                       1.

         4. MASTER LESSOR APPROVAL. This Amendment is subject to approval by METROPOLITAN LIFE INSURANCE COMPANY (Master Lessor).

         5. MASTER LEASE AMENDMENT. Sublessor has entered into a "Fifth Amendment to Lease" with the Master Lessor. Sublessee hereby acknowledges that it has received a copy of the Master Lease and all of its amendments, including the "Fifth Amendment to Lease," and that this agreement is bound by the terms of the Master Lease, as so amended. Notwithstanding anything in the Sublease or its amendments to the contrary, the "Option to Extend" granted to Sublessor in
Section 11 of the Fifth Amendment shall not accrue to the benefit of Sublessee and shall not be incorporated by reference into the Sublease, such that Sublessee shall have no option to extend the Term of the Sublease beyond November 30, 2006.

         6. NO DEFAULT. Sublessor hereby certifies to Sublessee that as of the date of execution of this Amendment that Sublessee is not in default under the Sublease by reason of its failure to perform any obligations thereunder, and that Sublessor is aware of no circumstance, event, condition, or state of facts which, by the passage of time or the giving of notice, or both, could constitute or result in such a default. Sublessee hereby certifies to Sublessor that as of the date of execution of this Amendment that Sublessor is not in default under the Sublease by reason of its failure to perform any obligations thereunder, and that Sublessee is aware of no circumstance, event, condition, or state of facts which, by the passage of time or the giving of notice, or both, could constitute or result in such a default.

         7. OPERATING EXPENSE EXCLUSIONS. Sublessee shall not be required to pay any reasonably identifiable operating expenses that are incurred for the sole benefit of Sublessor or that are the result of (i) a default by Sublessor of any of its obligations under the Master Lease, or (ii) the negligence or willful misconduct of Sublessor or any of its agents, employees, or contractors.

         8. USE. Sublessee shall use the Premises for general offices, research and development, sales, warehousing, laboratories, and light manufacturing and for no other use without prior written consent of Sublessor and subject to the Master Lease.

         9. RIGHT OF FIRST OFFER. Sublessor hereby grants to Sublessee a right of first offer to sublease the Premises if Sublessor exercises its "Option to Extend" under the Fifth Amendment to Lease (the "Right of First Offer"). Notwithstanding the foregoing, such Right of First Offer shall be subordinate to all rights of Sublessor to use and retain the Premises for its own benefit following the expiration of the Term. Pursuant to the Right of First Offer Sublessee shall have the right to sublease the Premises at a monthly base rent per square foot to be negotiated. Sublessor shall notify Sublessee (a "First Offer Notice") no later than the date which is six (6) months before the expiration date of the Term if it has exercised and not subsequently revoked the Option to Extend, provided that Sublessor does not wish to occupy the Premises itself. If Sublessor either fails to exercise its Option to Extend, revokes its Option to Extend or desires to occupy the Premises after the expiration of the Term, Sublessee's Right of First Offer shall be of no further force and effect. If Sublessee wishes to exercise Sublessee's Right of First Offer with respect to the Premises, then within fifteen (15) days of delivery of such First Offer Notice to Sublessee, Sublessee shall deliver notice to Sublessor of Sublessee's intention to exercise its Right of First Offer with respect to the entire Premises for the entire extended option term. If

                                       2.
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Sublessee does not so notify Sublessor within the fifteen (15) day period, then
Sublessor shall be free to lease the Premises to anyone to whom Sublessor desires on any terms Sublessor desires. Notwithstanding anything to the contrary contained herein, Sublessee must elect to exercise its Right of First Offer, if at all, only with respect to the entire Premises and for the entire Option term, and Sublessee may not elect to lease only a portion of the Premises. If Sublessee does not exercise its Right of First Offer with respect to the Premises or if Sublessee fails to respond to the First Offer Notice within fifteen (15) days of delivery thereof, then Sublessee's Right of First Offer as set forth herein shall terminate. If Sublessee timely delivers notice of its exercise of its Right of First Offer with respect to the Premises, then, within fifteen (15) days thereafter, Sublessor and Sublessee shall execute an amendment to this Sublease extending the Term of the Sublease and modifying the monthly base rent per square foot to the new negotiated rate. Other than the change in monthly rent and the extension of the Term, the terms and conditions of this Sublease shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SUBLESSEE                                  GENITOPE CORPORATION

                                           By:/s/ Dan W. Denney, Jr.
                                              ----------------------------------

                                           Print Name: Dan W. Denney, Jr.

                                           Its: CEO
                                                --------------------------------
                                                             (Print Title)

SUBLESSOR                                  GENELABS TECHNOLOGIES, INC.

                                           By:/s/ Matthew M. Loar
                                              ----------------------------------
                                           Print Name: Matthew M. Loar
                                           Its: Chief Financial Officer
                                                --------------------------------
                                                             (Print Title)

                                       3.